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Exhibit (a)(1)(E)

Communication #1, Version #3 (email to employees who do not have Employee Xpress access)

To:	[left blank]
Cc:	[left blank]
Bcc:	[all recipients are bcc'd]
Subject:	Stock Option Exchange Program—Election Period Begins June 2

June 2, 2003
To:	Eligible ADC Optionholder
From:	Rick Roscitt, Chairman and CEO
Subject:	Stock Option Exchange Program—Election Period Begins June 2

        Beginning today, June 2, 2003, ADC is offering you the opportunity to participate in the company's Stock Option Exchange Program.

        As a reminder, the Stock Option Exchange Program is a voluntary, one-time opportunity for you to exchange some or all of the eligible stock options you currently hold for a lesser number of options at a new exercise price. The new exercise price will be based on ADC's stock price on the grant date of the new options, which we currently expect will occur in December 2003.

        The program terms and conditions are described in the Offer to Exchange document. I urge you to make sure you fully understand all terms and conditions of the program before making your decision. While we hope this program will be of benefit to you, participation in the program involves certain risks, and you should carefully review the section labeled "RISKS YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION" in the Offer to Exchange document.

        Please note that although we are initially offering to exchange options in all four exercise price tiers that were outlined in our proxy statement for our 2003 annual shareowner meeting, due to the recent volatility in ADC's stock price, we have placed a condition on the right to exchange the options in Tier 1 (those with exercise prices ranging from $4.00/share to $5.49/share). Simply put, if ADC's average closing stock price is $4.00/share or higher over the last week of the offer period, any options you elect to exchange in Tier 1 will not be accepted for exchange by ADC. Rather, they will remain in effect under their original terms. The reason for this condition is that as our stock price increases, it approaches the exercise price of the existing options in Tier 1. We believe it would therefore be inconsistent with the original intent and purposes of the exchange program to offer to exchange these options.

        Click below to access/print the Offer to Exchange, which provides all of the program details.

[insert direct link to Offer to Exchange in PDF format—ENGLISH]

What action do I need to take?

        Since the ADC Stock Option Exchange Program is a voluntary program, you will need to decide whether or not you want to participate.

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  If you do not want to participate, NO FURTHER ACTION IS REQUIRED BY YOU. Your current option awards will remain in place under the terms of your existing stock option agreement(s).

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  If you want to participate in the ADC Stock Option Exchange Program, you will need to read the Offer to Exchange and make a timely exchange election (see below for more details).

When do I need to make my exchange election?

        You will need to make your exchange election at any time between now and 11:59 p.m. U.S. Central Time on June 27, 2003. ADC will not accept exchange elections after this deadline, unless ADC expressly extends the offer prior to that date.

How do I make my exchange election?

        The file attached to this email is a Printable Election Form, which has been personalized for your eligible options. Please print out this Election Form and follow the step-by-step instructions contained on the form to make an exchange election. ADC must receive your completed Election Form by the deadline noted above. The Election Form may be submitted to ADC by facsimile only.

How can I learn more about the program?

        You should carefully read the Offer to Exchange, which contains complete program details. ADC cannot make any recommendation as to whether you should participate in this program. Accordingly, we encourage you to consult with your own personal financial, tax and legal advisors with respect to this important decision.

        All program information, including versions of the Offer to Exchange translated into selected languages, are available on Broadway under the Stock Option Exchange Program Online Library (Broadway/You@ADC/Managing My Money).

Can I obtain paper copies of the relevant documents?

        Yes. You may request paper copies of the Offer to Exchange document and your personalized election form by contacting the You@ADC team. Please note that any delay in your receipt of these paper copies will not extend the election period deadline of 11:59 p.m. U.S. Central Time on June 27, 2003.

Who can answer other questions about the Stock Option Exchange Program?

        If you have any additional questions about the ADC Stock Option Exchange Program, you may contact the You@ADC team by phone at 1-952-917-1000 or by email at You_ADC@adc.com.

Best regards,
Rick Roscitt

Open this document to print out your Election Form:
 [Insert the Printable Election Form here for the eligible optionholder]

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  Exhibit (a)(1)(E)